Exhibit 99.1

FOR IMMEDIATE RELEASE

June 23, 2015	NYSE MKT - REI

RING ENERGY, Inc. ANNOUNCES COMPLETION OF

PUBLIC COMMON STOCK OFFERING OF 4,500,000 SHARES

Midland, TX June 23, 2015 – Ring Energy, Inc. (NYSE MKT: REI) (the “Company”) today announced that it has completed the sale of 4,500,000 shares of its common stock resulting in gross proceeds of $51.75 million and estimated net proceeds of approximately $49.0 million, after deducting underwriting commissions and offering expenses payable by the Company. The Company intends to use the net proceeds from this offering to fund a portion of the previously announced acquisition of producing wells and leaseholds in Culberson and Reeves Counties, Texas and for general corporate purposes.

In connection with the offering, SunTrust Robinson Humphrey, Inc. acted as sole bookrunner, Seaport Global Securities LLC and Euro Pacific Capital Inc. acted as senior co-managers, and IBERIA Capital Partners L.L.C., Northland Capital Markets, Roth Capital Partners and Ladenburg Thalmann acted as co-managers.

The securities described above were offered by the Company pursuant to a registration statement previously filed with, and declared effective by, the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and Kansas.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve a wide variety of risks and uncertainties, including, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2014, its Form 10-Q for the quarter ended March 31, 2015 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447